Exhibit 99.3

Email to Gilead Employees

To All Employees,

Today we are announcing an important new acquisition that will build on our expertise in oncology and add a potentially transformative medicine to our clinical pipeline. The agreement to acquire Forty Seven aligns with our strategic focus on immuno-oncology and our commitment to expanding innovation with the highest quality science.

Forty Seven is focused on developing novel therapies that target the CD47 receptor and activate the immune system to fight cancer. The company’s lead molecule, magrolimab has shown encouraging results in multiple clinical trials and has the potential to be a first-in-class treatment. At the American Society of Hematogy meeting in December, the company presented particularly promising data for magrolimab in two hematologic diseases: myelodysplastic syndrome (MDS) and acute myeloid leukemia (AML). Both of these cancer types are in urgent need of new treatment options.

Magrolimab builds on our presence in hematology by complementing Kite’s cell therapy pipeline and adds significant potential to our pipeline of novel, non-cell therapy programs. With a profile that lends itself to multiple combinations, magrolimab could potentially bring transformative benefits for patients across a range of tumor types.

In addition to strengthening our combined immuno-oncology pipeline, the acquisition of Forty Seven brings a highly experienced team of individuals with complementary expertise. I can see that the team shares our passion for fighting cancer and I’m looking forward to having them become part of the Gilead family.

Today’s agreement is a great example of our new strategy in action. Having a clear strategic focus allows us to prioritize and move quickly on key business development opportunities.  The Forty Seven opportunity came up soon after we had confirmed our oncology strategy and our specific focus on immuno-oncology. Given the intense competition in oncology, speed is of paramount importance.

In closing, I want to thank everyone who helped us to achieve today’s milestone. This is an important step toward our ambition of delivering 10 transformative therapies in the next decade and strengthens our ability to help patients with some of the most challenging forms of cancer.

Best, Dan